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INTERNATIONAL GAME TECHNOLOGY

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News Release

IGT Issues Letter to Shareholders

Board Urges Shareholders to Vote FOR IGT’s Director

Nominees on the WHITE Proxy Card Today

LAS VEGAS—February 25, 2013—International Game Technology (NYSE: IGT) (“IGT” or “the Company”), a global leader in casino gaming entertainment and systems technology, today issued the following letter to shareholders:

Dear Fellow IGT Shareholder:

At the IGT Annual Meeting of Shareholders on March 5, 2013, you will be asked to determine which director nominees best serve the interests of ALL IGT shareholders.

Your Board of Directors unanimously believes that the reelection of IGT’s eight highly qualified and experienced incumbent directors is in the best interests of shareholders. Whereas the Ader / Mathewson Group has offered no specific plan for IGT and does not recognize the significant growth opportunities available to IGT in online, social and mobile gaming, your IGT Board is overseeing a successful growth strategy that is positioning IGT for long-term success and significant shareholder value creation.

The IGT Annual Meeting is just days away.  We are writing to remind all shareholders to protect your investment in IGT and vote for all eight directors on the WHITE proxy card.  Because time is short, we encourage all shareholders to VOTE FOR THE IGT BOARD TODAY BY TELEPHONE OR INTERNET.

VOTE “FOR” YOUR BOARD’S EXTENSIVE TRACK RECORD OF SUCCESS

Three of your independent directors have been targeted for replacement by the Ader / Mathewson Group at IGT’s upcoming Annual Meeting, specifically Paget Alves, David Roberson and Vincent Sadusky, and you cannot use the gold card to vote for them. Your Board unanimously believes that these three incumbent directors are better qualified to serve the interests of shareholders than Daniel Silvers, the only Ader / Mathewson Group nominee recommended by Institutional Shareholder Services and Glass Lewis. The Board believes the loss of ANY incumbent director in favor of Mr. Silvers would represent a significant loss for shareholders.

Paget L. Alves

•	Mr. Alves has served on IGT’s Board of Directors since January 2010 and is the Chair of the Capital Deployment Committee and a member of the Compensation Committee.
•	He has served as Chief Sales Officer of Sprint Nextel Corporation, a wireless and wireline communications services provider with a market capitalization of $17.4 billion, since January 2012, after serving as President of the Business Markets Group and holding various other positions including President, Sales and Distribution; President, South Region; Senior Vice President, Enterprise Markets; and President, Strategic Markets.
•	Between 2000 and 2003, Mr. Alves served as President and Chief Executive Officer of PointOne Telecommunications Inc. and as President and Chief Operating Officer of Centennial Communications.

News Release

•	Mr. Alves previously served on the Board of Directors of GTECH Holdings Corporation, a gaming technology and services company (2005–2006) and Herman Miller, Inc. (2008–2010).
•	His extensive management experience in technology companies and corporate governance experience through service on other boards, including the board of another gaming company, is very valuable to the IGT Board.

David E. Roberson

•	Mr. Roberson has served on IGT’s Board of Directors since December 2008 and is a member of the Audit Committee and the Compensation Committee.
•	From 2007 to 2011, he served as Senior Vice President in the Enterprise Server Storage & Networking Division of Hewlett-Packard Company, a global technology company with a market capitalization of $32.6 billion.
•	Between 1981 and 2007, Mr. Roberson held various management positions with Hitachi Data Systems Corporation, including President and Chief Executive Officer and Chief Operating Officer.
•	He also possesses valuable corporate governance experience, currently serving on the Board of Directors of Quantum Corp., TransLattice Inc. and RagingWire Enterprise Solutions Inc.
•	Previously, he served on the Board of Directors of Spansion Inc. (2005–2008).
•	As an audit committee financial expert, Mr. Roberson brings an understanding of the operational and financial aspects of IGT's business to the Board, as well as considerable corporate governance experience through service on other public company boards.

Vincent L. Sadusky

•	Mr. Sadusky has served on IGT’s Board of Directors since July 2010 and is the Chair of the Audit Committee and a member of the Capital Deployment Committee.
•	He has served as President and Chief Executive Officer of LIN TV Corp., a local television and digital media company with a market capitalization of $651.4 million since 2006 and was previously Chief Financial Officer.
•	Prior to joining LIN TV Corp., Mr. Sadusky held several management positions, including Chief Financial Officer and Treasurer, at Telemundo Communications, Inc. from 1994 to 2004, and performed attestation and consulting services with Ernst & Young, LLP from 1987 to 1994.
•	Currently, he serves on the Boards of Directors of LIN TV Corp., Open Mobile Video Coalition, to which he was elected President in 2011, and NBC Affiliates, to which he was elected Treasurer in 2012.
•	Mr. Sadusky formerly served on the Board of Directors of JVB Financial Group, LLC (2001–2011) and Maximum Service Television, Inc. (2006–2011).
•	He is also an audit committee financial expert and brings significant knowledge and experience in the media industry to the IGT Board of Directors.
•	As a chief executive officer of a public company, Mr. Sadusky is a valuable advisor to the IGT management team.

These seasoned directors have distinguished themselves professionally and have demonstrated that their skills and experience are valuable to IGT. Together with the other five highly qualified and experienced IGT directors – Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, and Philip G. Satre – your Board has considerable public company experience and expertise in gaming, the financial sector, consumer sales and marketing, technology and compliance.

News Release

Importantly, the Ader / Mathewson Group’s assertions that IGT’s Board members lack gaming experience is simply untrue – 50% of the directors on the Board have relevant industry experience, putting IGT’s Board in the top 20% among gaming industry peers.1

We believe the qualifications of Daniel Silvers – one of the Ader / Mathewson Group’s nominees – do not compare to those of IGT’s independent directors and that his complete lack of experience managing a large business would significantly weaken IGT’s Board of Directors.

•	Mr. Silvers has no relevant operating or management experience in the gaming industry. We believe his experience is not relevant or additive, as it appears that his most important professional accomplishments consist of being an equity research analyst and serving as President of a small private hedge fund controlled by Mr. Ader.
•	Mr. Silvers has less than five years of experience as a board member, including only two years at India Hospitality Corp., an Ader-led public company that was delisted in March 2012, and only two years at Universal Health Services, Inc.
•	Mr. Silvers has no executive management experience other than serving under the direction and supervision of Mr. Ader.

It is important to note that Mr. Silvers and Mr. Ader hold an economic interest of less than one half of one percent of IGT.  In fact, Mr. Mathewson and a private investor own the vast majority of the Group’s shares.

Mr. Silvers’ experience is not relevant or valuable to IGT, and we do not believe he would be additive to the Company’s Board. In addition, we believe that if any one of the IGT directors targeted by the Ader / Mathewson Group is not reelected, it would be a loss for shareholders. The IGT Board urges shareholders to protect their investment by voting the WHITE proxy card today and not signing any materials they receive from the Ader / Mathewson Group.

VOTE “FOR” YOUR BOARD OF DIRECTORS – A DYNAMIC,

INNOVATIVE AND FORWARD-LOOKING TEAM WITH A CLEAR STRATEGY

Your Board has been an instrument of positive change - successfully enhancing the governance and leadership of IGT and implementing a strategy that has leveraged the Company’s competitive advantages to drive profitable growth and create substantial shareholder value over time. This Board has:

•

Enhanced corporate governance at IGT: Over the last five years, IGT has demonstrated its commitment to outstanding corporate governance. Recently, Casino Journal published an evaluation by HVS Executive Search of corporate governance practices at public gaming companies that ranked IGT's Board of Directors second out of 32 gaming companies in 2012 for Board performance.[2] Governance changes and new policies instituted at IGT include:

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1 Gaming companies include: Ainsworth, Ameristar, Bally Technologies, Boyd Gaming, Caesars Entertainment, Isle of Capri, Las Vegas Sands, MGM Resorts, Multimedia Games, Penn National Gaming, Pinnacle Entertainment, Scientific Games, SHFL entertainment, WMS Industries and Wynn Resorts.

2 Kefgen, K., Boone, J., & Singe, M. (2013, January), "ACTIVE Approach," Casino Journal, 16-20. Permission to refer to this source neither sought nor obtained.

News Release

o	Substantially reconstituted the Company’s eight-member Board, adding six new members since 2008. As a result, today the IGT Board is significantly more diverse and includes seven independent directors.
o	Separated the Chairman and CEO roles and appointed an independent Chairman of the Board.
o	Welcomed an open dialogue with all IGT shareholders. The Company has had over 35 exchanges with the Ader / Mathewson Group since August of 2012, including emails, phone calls and in-person meetings.
o	Aligned the Company’s executive compensation program with best practices. Following the Company’s 2012 annual meeting, the Compensation Committee conducted a mid-fiscal 2012 review of IGT’s executive compensation program and implemented numerous changes.

•	Engaged qualified and experienced leadership: The new leadership team installed by your Board has taken the right steps to maximize efficiency and cost-effectiveness at IGT, including overhauling the Company’s internal infrastructure, refinancing over $2.2 billion in short-term indebtedness and restructuring the Company’s global sales organization – all while maintaining a consistent focus on top-quality customer service.

•	Anticipated and taken proactive steps to benefit from nascent trends: In 2009, IGT’s Board recognized that transformative leadership and action were needed to respond to industry changes while preserving shareholder value. At the Board’s direction, the Company implemented an enhanced content strategy that leveraged both IGT’s best-in-class content and its culture of innovation across markets worldwide. Today IGT has the most dynamic portfolio of gaming platforms in the industry; a significant market presence in Macau, Italy, South Africa, Latin America and the U.K., among others; a core business that is generating substantial returns; and a tremendous “first mover” advantage in social casino gaming through the acquisition of Double Down.

•	Delivered outstanding financial results: Notwithstanding a challenging overall gaming market, and against the backdrop of economic and industry trends that have fundamentally changed the industry, this IGT Board, together with the Company’s new management team, have been an instrument of positive change, and have delivered outstanding improvement. The success achieved by this Board and management team is evidenced by the Company’s financial performance:
o	IGT delivered outstanding 2013 fiscal first quarter results, during which the Company shipped more units than in any first quarter in four years, and increased total revenues by 19% to $530 million.
o	IGT is on track to achieve its fourth consecutive year of double-digit growth in adjusted earnings per share from continuing operations.[3]

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3 Adjusted earnings per share from continuing operations is a non-GAAP financial measure; reconciliation of non-GAAP to GAAP measures is included at the end of this release.

News Release

•	Prudently and effectively managed capital allocation: IGT takes a balanced approach to investing in its business to drive growth and returning capital to shareholders:
o	IGT has invested nearly $800 million in Research and Development, the largest such investment in the industry.
o	IGT has strategically deployed $750 million in capital to enhance its core electronic gaming machine business.
o	IGT has strategically invested $350 million for growth in new businesses and markets.
o	Over the last three years, IGT has returned more than $860 million of capital to shareholders. In fiscal 2012 alone, IGT returned $546 million in cash to shareholders, and an additional $600 million remains available under the Company’s current share repurchase authorization.

Your Board and management take seriously their financial and strategic responsibility as stewards of the Company’s assets, and are fully committed to acting in the best interests of shareholders.

EXPERTS AGREE ON THE SUCCESS OF IGT’S STRATEGY

FOR LONG-TERM SHAREHOLDER VALUE CREATION

Over the past several weeks, we have been telling you about the outstanding progress your Board and management team have made in implementing IGT’s comprehensive strategy. But don’t just take our word for it – many industry analysts have made their views known as well.4

IGT Is Executing and Delivering Results

“Looking ahead, we believe IGT’s ability to generate significant free cash flow should provide management with the requisite support to effectively and efficiently fulfill its dividend and share repurchase initiatives, in turn enhancing shareholder value over the longer term...[W]e believe management has effectively created a stable growth platform capable of delivering annual low double-digit earnings growth.”

–	Steven M. Wieczynski, Stifel Nicolaus, January 23, 2013

“At this point, we think IGT is undervalued and that estimates are conservative considering the core business is better than many realize. The company also generates substantial cash flow to use for share repurchases.”

–	Brian McGill, Janney Capital Markets, January 23, 2013

“Our favorable view on ship share traction, ample cash generation being returned to shareholders, progress in the Interactive business, and upside to Consensus forecasts for F2013 and F2014 remain intact.”

–	Carlo Santarelli, Deutsche Bank, January 22, 2013

____________________________

4 Permission to use quotations was neither sought nor obtained.

News Release

IGT’s First Mover Advantage Into Online Gaming
Has Positioned the Company for Enhanced Shareholder Value Creation

“We see it as strategically sound, and believe there is growth potential for this division. DoubleDown has a solid market position, which should enable IGT to monetize its game content online, and help drive growth from its B2B operations as it extends its social gambling products to its land-based casino customers. We believe its unique slot content could prove to be a significant competitive advantage.”

–	Vaughan Lewis, Morgan Stanley, November 14, 2012

“Double Down is showing faster growth than we have modeled, which could be a bigger deal as the absolute numbers for that business get larger.”

–	Steven Kent, Goldman Sachs Equity Research, January 22, 2013

“We believe Double Down can continue to show meaningful growth as IGT adds more of its own content to the application. The bookings per daily user remain at an enviable level, in our view, highlighting the company’s ability to monetize its current user base.”

–	Edward S. Williams, BMO Capital Markets, January 23, 2013

PROTECT YOUR INVESTMENT –
CAST YOUR VOTE ON THE ENCLOSED WHITE PROXY CARD NOW!

Your IGT Board and management team are delivering solid results and the Company has clearly articulated a strategic plan to continue driving growth and value creation. The IGT Board of Directors unanimously recommends that you vote FOR IGT’s eight highly qualified and experienced directors – Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre – by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card.

You may have received materials – including a gold proxy card – from Ader Investment Management LP, which has nominated three candidates, including former IGT Chairman and CEO Charles N. Mathewson, to stand for election to the IGT Board of Directors. The IGT Board recommends that you reject the Ader / Mathewson Group nominees by declining to vote for them online, by telephone or by mail, and by not signing any gold proxy card you receive.

On behalf of the International Game Technology Board of Directors, we thank you for your continued support:

Philip G. Satre, Chairman of the Board

Patti S. Hart, Chief Executive Officer

News Release

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

IGT Resources:

  Like us on Facebook
  Like DoubleDown Casino on Facebook
  Play DoubleDown Casino games
  Follow us on Twitter
  View IGT's YouTube Channel
  Check out our other Games and Gaming Systems

About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT's recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting our business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; business disruptions, costs; future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry; and future events related to the proxy contest initiated by the insurgent group.

News Release

A further list and description of these and other risks, uncertainties and other matters can be found in our annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 29, 2012 filed with the SEC on February 6, 2013 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this letter is as of the date hereof, and IGT does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

Presentation and Reconciliation of Non-GAAP Measures to GAAP

Year Ended September 30, 2012

GAAP Diluted Earnings Per Share (“EPS”) from Continuing Operations	$0.86
Acquisition related charges: (a)
Contingent retention & earn-out	0.15
Amortization of intangibles	0.04
Professional fees	0.01
Impairment and restructuring:
Patents (Walker Digital)	0.03
Notes (Alabama)	0.03
Entraction reorganization	(0.10)
Distributor settlement	0.01
Severance	0.01
Total non-GAAP adjustments	0.18
Adjusted EPS from Continuing Operations	$1.04
(a) Primarily related to acquisition of Double Down Interactive LLC.

Year Ended September 30, 2011

GAAP Diluted EPS from Continuing Operations	$0.97
IP Usage settlements	0.01
Impairment	0.03
Investment gain	(0.01)
Certain discrete tax items (benefits)	(0.07)
Total non-GAAP adjustments	(0.04)
Adjusted EPS from Continuing Operations	$0.93

News Release

Year Ended September 30, 2010

GAAP Diluted EPS from Continuing Operations	$0.73
Impairment and restructuring	0.15
Investment loss	0.07
Debt refinancing charges	0.01
Certain discrete tax items (benefits)	(0.12)
Total non-GAAP adjustments	0.11
Adjusted EPS from Continuing Operations	$0.84

Year Ended September 30, 2009

GAAP Diluted EPS from Continuing Operations	$0.50
Impairment and restructuring	0.24
Investment loss	0.05
Debt refinancing charges	0.01
Certain discrete tax items (benefits)	(0.06)
Total non-GAAP adjustments	0.24
Adjusted EPS from Continuing Operations	$0.74

Adjusted earnings per share from continuing operations is a non-GAAP financial measure. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

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Contact

Matt Moyer, Vice President, Investor Relations of IGT, +1 866-296-4232

Andrew Siegel / Jed Repko, Joele Frank, Wilkinson Brimmer Katcher, +1 212-355-4449

Dan Burch / Larry Dennedy, MacKenzie Partners, Inc. +1 212-929-5500